Exhibit 99.1

Washington Federal, Inc.
Company-Run Capital Stress Test Results Disclosure

Capital Stress Testing Results Covering the Time Period December 31, 2016 through March 31, 2019 under a Hypothetical Severely Adverse Economic Scenario.

October 26, 2017

The results presented herein contain projected financial measures for Washington Federal, Inc. under a hypothetical severely adverse scenario provided to the Company by the Federal Reserve. The results do not represent a forecast of future financial performance and do not necessarily reflect the actions the company would take during adverse economic conditions. Future financial performance will be determined by actual economic and financial conditions.
About Washington Federal
Washington Federal, Inc. (the “Company”) is a bank holding company headquartered in Seattle, Washington that conducts its operations through a national bank subsidiary, Washington Federal, National Association (the “Bank”). Established in Ballard, Washington in 1917, the Bank has $15.1 billion in assets with 236 branches located in 8 states. The Bank is principally engaged in the business of attracting deposits from the general public and investing these funds, together with borrowings and other funding sources, in one-to-four family residential real estate loans, commercial real estate loans and business loans.
Strong capital ratios have been a defining characteristic of the Company throughout its history. Total risk based capital ratios have been among the strongest of its peers and was 19.19% as of the analysis date of December 31, 2016. Since 1997, the only time that the Company’s total risk based ratios were below 18% was from March 2008 through June 2009 to support acquisitions that increased assets while capital levels remained steady. The lowest point of 16% was still significantly above “well capitalized” levels. The capital was built up again through earnings to reach the more typical and higher than required historical levels.
Primary Risks to Which We are Exposed
The Company regularly assesses its risk in the following categories to set the stage for balancing expected rewards against related risks in achieving its strategy.

1.
Strategic risk. The risk to current or anticipated earnings, capital, or enterprise value arising from adverse business decisions, poor implementation of business decisions, or lack of responsiveness to changes in the banking industry and/or its operating environment.

2.
Credit risk. The risk of potential loss due to a borrower’s or counterparty’s inability to meet its financial obligations arising from the Bank’s lending and investment activities. Credit risk management involves appropriate underwriting standards, process controls, portfolio monitoring and servicing.

3.
Interest rate risk. The risk from mismatches in maturity or repricing terms of assets and liabilities, varied pricing indexes, and prepayments or other options embedded in the Bank’s products. The Bank’s loan and mortgage backed securities portfolios are the major source of interest rate risk as they consist primarily of fixed rate loans with longer terms than the Bank’s customer deposit funding sources.

As a result, the net interest margin may compress during periods of rising short term rates or a flattening yield curve. However, management has historically maintained net interest income by originating more fixed rate mortgage loans when interest rates are higher, and slowing originations when rates are lower.

4.	Price risk. The risk that results from unexpected changes in the valuations of investments or real estate that are available for sale.

5.
Liquidity risk. The risk of insufficient funds to fund expected increases in assets and to meet obligations as they come due in a cost-effective manner. Customer deposits generated from within the Bank’s operations are the primary source of liquidity. Other sources of liquidity include net cash flows from loans and investments, and FHLB borrowings.

6.
Operational risk. The risk from business process failures or inefficiencies, fraud and inadequate physical security, or adverse external events that may lead to operational losses. For example, loan and deposit operations may experience higher fraud losses due to adverse economic conditions.

7.
Compliance risk. The risk to earnings, capital, reputation, or market viability as a result of changes to, violations of, or noncompliance with government regulations or company policies related to consumer protection. This risk may take the form of changes in law or regulation, administrative actions by regulators, punitive damages, criminal or civil money penalties, or additional costs of compliance.

8.
Legal risk. The risk (i) of failure to comply with laws that could lead to judgments, litigation, legal costs, fines or other stipulations; (ii) that loan and other transaction documentation, vendor management, and contract administration will result in undesirable allocations of rights and obligations; and (iii) of changes in laws that may negatively impact business activities, earnings and capital.

9.
Reputation risk. The risk from adverse publicity or unexpected financial losses that may make cash flows or the stock price volatile and harm the Company’s reputation with customers, employees, and investors. This risk may expose the organization to litigation or financial loss, or impair its competitiveness.

Stress Test Overview
The Company, along with other midsized banks, has conducted stress tests to quantify the impact of changing economic conditions on asset quality, net income, and capital. These stress tests are used to determine whether capital is sufficient to absorb losses that could result from adverse economic conditions. Performing stress tests also assists management in thinking critically about the external environment by focusing on changing markets, discussing future trends, and enabling management to form contingency plans in the event of downside scenarios.

The Dodd-Frank Wall Street Financial Reform and Consumer Protection Act (“Dodd-Frank Act”) mandated that annual stress tests would be conducted by banks with assets over $10 billion each year. Subsequently, the Federal Reserve Board (the “FRB”) and the Office of the Comptroller of the Currency issued regulations for banks between $10 and $50 billion in assets to conduct annual stress tests. Consistent with these regulations, the Company has published this disclosure.
It is important to note that these Dodd-Frank Act Stress Tests (“DFAST”) performed by banks with assets of $10-50 billion differ from the stress tests performed by the largest banks (over $50 billion.) As such, the results are not comparable. Additionally, the results of DFAST banks can differ based on management assumptions and the methodologies used to produce the results.
Severely Adverse Scenario
The FRB provided three macroeconomic scenarios for use in the December 31, 2016 stress tests analysis: Baseline, Adverse, and Severely Adverse. The scenarios include macroeconomic factors that drive credit losses, loan originations, prepayments, and asset yields over the period January 1, 2017 through March 31, 2019 (the “9 Quarter Timeframe”). The adverse scenarios introduce hypothetical stress conditions intended to test the safety and soundness of institutions as well as management’s capital planning processes.
The severely adverse scenario for the United States is characterized by a deep and prolonged recession in which the unemployment rate rises to 10 percent. By the first quarter of 2017, the level of real Gross Domestic Product has fallen by approximately 6.5% and then begins to recover. In response to this economic contraction, treasury yields on all tenures are significantly lower than at December 31, 2016. The 3-month treasury falls to 0.10% and the 10-year treasury falls to 0.80% on March 31, 2017 before rising to 1.50% by March 31, 2019. The 30-year mortgage rate rises initially to 4.60% before decreasing to 4.10% at March 31, 2019. Consistent with these developments, asset prices contract sharply.
Methodologies
Using historical data and macroeconomic factors, models were developed using regression analysis and similar techniques to estimate net charge-offs, nonaccrual loans, loan growth, and deposit growth. These results were reviewed by Management.
Credit losses are a key factor that changes based on varied scenarios. Using the macroeconomic data provided by the FRB and historical Call Report data, credit models were built using panel regression analysis to estimate net charge-offs and nonaccrual loan levels. Separate models are developed for each loan type.
Management also used regression analysis to estimate the historical relationship between macroeconomic data and loan growth for the different loan types that compose the Bank’s portfolio. Loan growth/decline in the stress test scenarios were projected based on these relationships.
Similarly, panel regression analysis was used to estimate the historical relationship between macroeconomic data and deposit growth for the different deposit types that compose the Bank’s portfolio. Deposit growth/decline in the stress test scenarios were projected based on these relationships.
Non-interest income and non-interest expense projections, along with REO expense were based on assumptions developed by an analysis of historical income and expense levels. Operational losses that have higher probabilities in the severely adverse scenario were also considered.

Other than temporary impairment (OTTI) on investment securities was considered separately by asset class and the methodology is appropriate for the size of the portfolio and the risk each asset class poses to the portfolio.
Summary Results for the Severely Adverse Scenario for the Company
The results shown below are based on the severely adverse scenario and are cumulative for the 9 Quarter Timeframe.

Table 1. Cumulative Revenue, Losses, and Net Income
Washington Federal, Inc.
Aggregate
($ Millions)	9 Quarters
Pre-Provision Net Revenue	$326.3
Total Loan Losses	236.4
Total Provision for Loan and Lease Losses	356.4
Loss on REO and REO Expense	108.7
Other Than Temporary Impairment on Investments	23.0
Net Income After Taxes	(108.8)

Pre-provision net revenue of $326 million during the period would be lower than historical levels primarily due to a lower net interest margin.
Total credit costs would be expected to rise due to the weak economic conditions. The following table indicates the cumulative loan losses during the hypothetical severely adverse scenario.

Table 2. Cumulative Credit Losses for Loan Portfolio
Washington Federal, Inc.
($ Millions)	$	% *
Total Loan Losses	$236.4	2.3%
1-4 Family Residential Loans	85.8	1.5%
HELOC Loans	2.5	0.9%
Commercial and Industrial Loans	30.2	4.5%
1-4 Family Construction Loans	27.5	8.9%
Other Construction Loans	39.9	9.0%
Multi-family Loans	20.9	1.8%
Non-farm, Non-residential Owner Occupied	3.2	0.7%
Non-farm, Non-residential Other Loans	6.1	0.8%
All Other Loans and Leases	20.2	4.8%
* Based on the average quarterly charge-off rate

Total loan losses for the period are projected to be $236 million. Additionally, projected increases of $120 million to the allowance for loan losses are assumed in response to the weak economic conditions. As a result, the total provision for loan and lease losses would be $356 million.
Net income after taxes is projected to be a loss of $109 million for the 9 Quarter Timeframe. This would represent the first yearly losses in the history of Washington Federal.
In accordance with regulatory guidelines, a common approach was adopted with regard to capital actions in the DFAST scenarios. Dividends were held the same as the base scenario, and it was assumed that no share repurchases would be made. For all 9 quarters of the severely adverse scenario, the company experiences a net loss or net income falls short of the dividend payout and retained earnings is reduced. As a result, the capital ratios decline throughout the scenario.
The following table shows the beginning, ending and minimum capital ratios projected during the scenario.

Table 3. Capital Ratios: Beginning, End, and Low Values
Washington Federal, Inc.
Projected Stressed Capital Ratios	Actual	Stressed Capital Ratios[1]		Regulatory Well
	As of 12/31/16	As of 3/31/19	Lowest Level	Capitalized Minimums
Common equity tier 1 risk-based capital ratio[1]	17.94%	15.43%	15.43%	6.5%
Tier 1 risk-based capital ratio	17.94%	15.43%	15.43%	8.0%
Tier 1 leverage ratio	11.71%	10.45%	10.45%	5.0%
Total risk-based capital ratio	19.19%	16.91%	16.91%	10.0%
[1] Lowest capital levels reflect the period 3/31/2017 to 3/31/2019.

The key drivers of the projected changes in capital ratios during the scenario are indicated below.

Table 4. Sources and Uses of Capital
Washington Federal, Inc.
($ Millions)	$	%
Tier 1 Common Equity (12/31/2016)	$1,706.2	17.94%
Pre Provision Net Revenue	326.3	3.43%
Net Charge Offs	(236.4)	(2.49)%
Change in ALLL	(120.0)	(1.26)%
REO Losses	(108.7)	(1.14)%
Loss on Investments	(23.0)	(0.24)%
Taxes	52.9	0.56%
Change in Unrealized Losses	15.3	0.16%
Dividends	(147.6)	(1.55)%
Other Equity	25.4	0.27%
Impact of Risk Weighted Assets	—	(0.24)%
Tier 1 Common Equity as of 3/31/2019	$1,490.4	15.43%

Summary Results for the Severely Adverse Scenario for the Bank
The projected results for the Bank for the cumulative 9 Quarter Timeframe during the hypothetical severely adverse scenario were similar to the results for the Company. These results are indicated below.

Table 5. Cumulative Revenue, Losses, and Net Income
Washington Federal, N.A.
Aggregate
($ Millions)	9 Quarters
Pre-Provision Net Revenue	$326.3
Total Loan Losses	236.4
Total Provision for Loan and Lease Losses	356.4
Loss on REO and REO Expense	108.7
Other Than Temporary Impairment on Investments	23.0
Net Income After Taxes	(108.8)

The table below represents the beginning, ending and minimum capital ratios during the 9 Quarter Timeframe.

Table 6. Capital Ratios: Beginning, End, and Low Values
Washington Federal, N.A.
Projected Stressed Capital Ratios	Actual	Stressed Capital Ratios[1]		Regulatory Well
	As of 12/31/16	As of 3/31/19	Lowest Level	Capitalized Minimums
Common equity tier 1 risk-based capital ratio[1]	17.50%	15.00%	15.00%	6.5%
Tier 1 risk-based capital ratio	17.50%	15.00%	15.00%	8.0%
Tier 1 leverage ratio	11.43%	10.17%	10.17%	5.0%
Total risk-based capital ratio	18.75%	16.48%	16.48%	10.0%
[1] Lowest capital levels reflect the period 3/31/2017 to 3/31/2019.

The key drivers of the projected changes in capital ratios during the scenario are indicated below.

Table 7. Sources and Uses of Capital
Washington Federal, N.A.
($ Millions)	$	%
Tier 1 Common Equity (12/31/2016)	$1,666.2	17.50%
Pre Provision Net Revenue	326.3	3.43%
Net Charge Offs	(236.4)	(2.48)%
Change in ALLL	(120.0)	(1.26)%
REO Losses	(108.7)	(1.14)%
Loss on Investments	(23.0)	(0.24)%
Taxes	52.9	0.56%
Change in Unrealized Losses	15.3	0.16%
Dividends	(147.6)	(1.55)%
Other Equity	25.4	0.27%
Impact of Risk Weighted Assets	—	(0.23)%
Tier 1 Common Equity as of 3/31/2019	$1,450.5	15.00%

Conclusion
Throughout the severely adverse scenario, capital ratios for the Company and the Bank remain well above regulatory minimums. It is noted that the Bank’s capital ratios as of December 31, 2016 are among the strongest of its bank peers and would continue to be throughout the scenarios even by today’s standards.